Exhibit 10.32



                                      - 1 -


                              CONSULTING AGREEMENT

    This Consulting Agreement (the "Agreement") is entered into on February 16, 2002 by and between Peter J. Minihane (the "Consultant") and Visual Networks, Inc. (the "Company").


                                    RECITALS

    WHEREAS, Consultant has agreed to perform consulting work for the Company in connection with the activities specified herein;

    NOW, THEREFORE, THE PARTIES hereby agree as follows:

1. Consultant's Services. Consultant shall be available and shall provide to the Company professional services as set forth on Exhibit A hereto. Such services shall be for a period of two months unless the parties hereto agree in writing to extend such period.

2.  Consideration.

    a. Rate. In consideration of the services to be performed by Consultant under this Agreement, the Company will pay Consultant at the rate of $18,750 per month payable monthly for a period of two months.

    b. Expenses. Additionally, the Company will reimburse Consultant for the reasonable, direct expenses incurred specifically in connection with consulting work performed for the Company, provided that the Consultant receives advance written approval from Elton King for individual expense items for amounts in excess of $1,000. Consultant shall submit written documentation and receipts itemizing the dates on which expenses are incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports within fifteen (15) days after a report is received by the Company.

3.  Independent Contractor.

    a. No Employment Relationship. Nothing contained herein or any document executed in connection herewith shall be construed to create an employer-employee, partnership or joint venture relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 of this Agreement shall be the sole consideration due Consultant for the services rendered hereunder unless the parties agree in writing to extend the consultancy period. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be, or hold himself out as, an employee of the Company, and Consultant acknowledges that he shall not have the right or entitlement to any of the pension, retirement or other benefit programs now or hereafter available to the Company's regular employees. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or local laws shall be Consultant's sole responsibility and Consultant shall indemnify and hold Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with Consultant's failure to make payments as a independent contractor.

    Consultant agrees and acknowledges that, as an independent contractor, he is not entitled to participate in any of the benefit plans or programs that the Company now or hereafter maintains for its employees.

    b.  Time   Commitment.   Consistent  with  the  parties'  intent  that  the
relationship  created  by  this  Agreement  be  that of  service  recipient  and independent contractor, Consultant shall not be required to devote any particular hours during the term of this Agreement; however, Consultant shall use all reasonable efforts to meet any project or task deadlines or milestones.

     c. Non-Exclusivity.   Consistent   with  the  parties'  intent  that  the
relationship created by this Agreement be that of service recipient and independent contractor, Consultant shall have the right to perform services for others during the duration of this agreement, provided that such performance is not rendered for a competitor. For the purposes of this provision, a "competitor" is defined as any company, partnership, business organization or the like that engages in the sale of, service of, or production of product(s) that are substantially the same or similar to those of, or offered by, Company.

4. Term. This Agreement shall commence on the date hereof and shall terminate on the expiration of the consultancy period or at the election of the Company, with or without cause, upon three days prior written notice to Consultant or by the Consultant, with or without cause, upon three days prior written notice to the Company.

5. Competent Work. All work hereunder will be performed in a professional fashion.

6. Representations and Warranties. Consultant will make no representations, warranties, or commitments binding the Company without the Company's prior consent.

7.  Confidential Information and Works for Hire.

    a. Confidentiality. Consultant acknowledges and agrees that in the course of the performance of services pursuant to this Agreement, Consultant may be given access to, or come into possession of, confidential information of the Company, which information contains trade secrets, proprietary data or other confidential information. Consultant further agrees that Company is entitled to exclusive protection against use by Consultant of any and all information relative to the activities of Company, including, but not limited to, identity of customers, contracts, technical and production know-how, developments, formulae, devices, inventions, processes, administrative procedures or financial information. Consultant acknowledges and agrees that she will not use, duplicate or divulge to others any such trade secrets, proprietary data, or confidential information of the Company except in connection with the performance of services under this Agreement, so long as the secret or confidential nature of such trade secrets, proprietary data, or confidential information of the Company is preserved by Company; it being understood that it shall not be deemed a breach of this Agreement if by means other than Consultant's deliberate or inadvertent disclosure, trade secrets, proprietary data, or confidential information of the Company become well known or easily accessible to the public or competitors of Company or if Consultant is compelled by judicial or administrative proceedings to disclose trade secrets, proprietary data, or confidential information of the Company and Consultant has afforded the Company the opportunity to obtain assurance that compelled disclosure will be kept confidential. The obligations of this Section shall survive the termination of this Agreement.

    b. Works for Hire. Consultant acknowledges and agrees that as part of his engagement with the Company he is expected to make new contributions of value to the Company and agrees to promptly disclose to the Company any and all ideas, discoveries, works of authorship, writings, computer software programs, know-how, processes, formulas, improvements or revisions (collectively, "Works"), whether copyrightable or not copyrightable, patentable or unpatentable, which he may make, devise, conceive, create, design, invent, develop or discover, either solely or jointly with another or others, during his engagement by and at the request of the Company. Any and all of the foregoing shall belong exclusively to the Company and be deemed to be "Works for Hire," and the Company shall be deemed the author or creator thereof.

    c. Assignment of Works. Consultant shall assign to the Company, and hereby does so assign, all Works disclosed, or required to be disclosed, in accordance with this Section and assigns the right to obtain patents or copyright registrations on any and all such Works in any or all countries in his name or otherwise. Upon the request of the Company, whether or not made during the period of his engagement with the Company, Consultant shall, without further compensation, assist the Company in any way necessary, including, but not limited to executing documents, to accomplish the following, in any or all countries, with respect to any and all Works disclosed, or required to be disclosed, in accordance with this Section: (i) to perfect in the Company all right, title and interest in and to the Work; (ii) to file for and/or obtain a patent or patents or a copyright registration or copyright registrations on the Work; and (iii) to protect and enforce the Company's rights in the Work.

8. Company Property. Consultant agrees and covenants that Consultant shall not remove or copy any computer programs, files or information contained in files, or otherwise pertaining to the business of Company without the express written consent of Company, who in all events shall be considered to be the owner and possessor of all such programs, files, documents, and information. Consultant covenants and agrees that Consultant shall in no way utilize any such information in Consultant's possession for the gain or advantage of Consultant and/or to the detriment of Company. Upon a termination of this Agreement, or at such earlier date as Company may request, Consultant shall deliver forthwith to Company all such programs, files, memoranda, notes, records, reports and other documents (including all copies thereof) which are then in Consultant's possession or control.

9.  Miscellaneous.

    a. Binding Effect, Assignment. This Agreement shall be binding upon and shall insure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of his rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

    b. Amendment and Non-Waiver: No amendment or modification of this Agreement shall be valid unless in writing and signed by the parties. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. Any waiver of any breach of this Agreement shall not be considered to be a continuing waiver or consent to any subsequent breach on the part of either party.

    c. Severability: All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

    d. Governing Law: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

    e. Headings: The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

    f. Entire Agreement: This Agreement contains the entire understanding of Consultant and the Company with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral, provided however, that the Confidentiality, Non-Disclosure and Non-Solicitation Agreement between the Company and Consultant, dated as of June 27, 1997, shall remain in full force and effect.


         WHEREFORE, the parties have executed this Agreement as of the date written above.


VISUAL NETWORKS, INC.


By:      /s/ Elton King
Name:    Elton King
Title:   President and Chief Executive Officer


CONSULTANT:


         /s/ Peter J. Minihane
         Peter J. Minihane

                                    EXHIBIT A

    Consultant shall provide to the Company, as requested by the President and Chief Executive Officer, consulting services related to the Company's cost of goods reduction effort. His services are required for a period of two months commencing February 16, 2002 and ending April 15, 2002.